Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Kiora Pharmaceuticals, Inc. on Form S-8 to be filed on or about May 10, 2024 of our report dated March 23, 2023, on our audit of the financial statements as of December 31, 2022 and the year then ended, which report was included in the Annual Report on Form 10-K filed March 25, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
May 10, 2024